EXHIBIT 10.1

April 6, 2026

Private and Confidential

Raj Singh

Delivered via e-mail

Dear Raj,

Welcome to DN! We are delighted to have you on our team and look forward to the benefit of the experience and expertise you bring to the company. As a result of our conversations and the time you spent speaking to our team, we are pleased to offer you the position of Executive Vice President, Chief Information Officer at Diebold Nixdorf Inc. (“Diebold Nixdorf” or the “Company”), reporting to Octavio Marquez.

Your employment will be based out of Michigan (remote) with an anticipated start date of May 4, 2026. Your starting base annual salary for this position will be $520,000.00 USD. You will be paid biweekly in accordance with the Company’s normal payroll practices.

In 2026, you will be eligible to participate in the Annual Incentive Plan (AIP), subject to the terms and conditions of such Plan. Your target AIP will be 100% of your annual base salary. Your award will be not be prorated based on your hire date and be based on the Company’s actual performance. The Plan will be reviewed annually and may be amended at the discretion of Diebold Nixdorf. The awards are generally paid to participants by March of each year for the previous fiscal year. Plan details will be made available to you upon hire.

Beginning in 2026, you will also be eligible to participate in the long-term incentive program (LTIP). Your target LTIP award will be 200% of your base annual salary. Your actual award will be determined in accordance with the terms of the 2026 LTIP, which will be communicated upon your hire. Your 2026 LTIP award will not be pro-rated based on your hire date.

You will also receive a one-time grant of restricted stock units (RSUs) in the amount of $850,000 which will vest 40% on the anniversary of your hire date and 60% on the second anniversary of your hire date.

Your LTIP participation and one-time RSU grant are subject to the terms and conditions of the "Diebold Nixdorf, Incorporated 2023 Equity and Performance Incentive Plan" and your award agreements and the discretion of the board of directors.

You will also receive a one-time cash signing bonus in the amount of $450,000 payable in September 2026. It is understood that if your employment at the Company ends for any reason, including your voluntary resignation or your dismissal by the Company with or without “cause,” within 24 (twenty-four) months of the payable date, you will be required to repay the signing bonus.

You are eligible for the severance benefits set forth in the Executive Severance Plan.
You shall be eligible to participate in the Company’s Change in Control (CIC) program on terms commensurate with similarly situated executives, as determined by the Board in its sole discretion. A copy of the CIC Agreement is attached to this offer letter and shall be executed by you with the execution of this offer letter.

Per Company policy, you will be eligible for 4 vacation weeks per calendar year. The amount of vacation you will be eligible for in 2026 will be dependent on your start date and pro-rated accordingly. The use of such vacation is subject to the terms and conditions of the Company’s vacation policy in effect at any given time. You will receive a number of paid holidays during the year in accordance with your work location.

Diebold Nixdorf offers an extensive employee benefit program. Choices exist for employees and their dependents in medical, dental, vision, life, and disability insurance. In addition, you will be automatically enrolled in the Savings and Investment Plan (401(k)) but may choose to opt out of this benefit at any time. This plan provides the opportunity to defer a portion of your pay and receive a Company match. The specific benefits available to you, and the eligibility requirements for such benefits, are governed by the terms and conditions of the applicable plan documents.

Employee contributions are required to participate in certain plans and programs. More information regarding the benefit plans and programs will be provided to you prior to your benefit enrollment period. Diebold Nixdorf’s benefit plans and programs are subject to amendment, modification or termination by the Company, with or without notice to you.

Notwithstanding anything in this offer to the contrary, you acknowledge and agree that any compensation described herein is subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the common stock of the Company at any point may be traded) (collectively, the “Compensation Recovery Policy”), and that applicable sections of this offer letter and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

As a condition of employment, you will be required to sign Diebold Nixdorf’s Conditions of Employment which contain terms governing your employment relationship with Diebold Nixdorf including your use and protection of Diebold Nixdorf confidential information and trade secrets. This document also will contain restrictions on your ability to solicit customers and employees and on your ability to work for a Diebold Nixdorf competitor during, and after, your employment with Diebold Nixdorf.

This offer is also contingent upon (1) a background check to be conducted, the results of which are satisfactory to the Company, and (2) completion of a pre- employment drug screen, the results of which are negative. On your first day of work, you must provide Diebold Nixdorf with document(s) to establish your identity and employment eligibility. A list of acceptable documents for establishing your identity and employment eligibility for I-9 purposes will be provided to you.

We hope your employment with us will be a mutually rewarding and enriching experience; however, your employment with Diebold Nixdorf is “at-will” which means that either you or the Company may end your employment with Diebold Nixdorf at any time, with or without a reason. Further, nothing in this letter or any other verbal or written communication to you creates or constitutes a contract for employment.

It is Diebold Nixdorf’s policy to respect the trade secrets, confidential and proprietary information of its competitors and we expect them to do the same. Diebold Nixdorf does not want, and you are not to provide to it, any confidential, trade secret or proprietary information obtained from your current or any past employer, or any other entity or person. If it is later discovered that you are or may be prohibited from working for Diebold Nixdorf due to any agreement which you had such as a non-compete agreement, or it is subsequently determined that you have improperly disclosed any confidential, proprietary or trade secret information obtained from a past employer, then Diebold Nixdorf may withdraw your offer of employment or terminate the employment relationship.

We are excited about all the knowledge, experiences, and contributions you can bring to Diebold Nixdorf. We have put together a talented team of professionals and are convinced you will be an outstanding addition to the team.

We ask that you confirm your acceptance of this offer and return the signed offer letter within three (3) days.

We look forward to you joining the team!

Best regards,

/s/ Jonathan Noe
Jonathan Noe
Senior Vice President, People

Please indicate your acceptance of this offer below with your signature:

/s/Raj Singh April 9, 2026
Raj Singh Date Signed